NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84074 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products Announces
Preliminary Fourth Quarter 2016 Revenue

Also announces divestment of non-core property

VERNAL, UT, February 14, 2017 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced preliminary unaudited revenue for the fourth quarter of 2016, which ended December 31, 2016. The Company plans to report its fourth quarter and full year financial results for 2016 on March 10, 2017.

Preliminary revenue in the 2016 fourth quarter was approximately $2.2 to $2.3 million, similar to the trailing third quarter which had revenue of $2.26 million. The prior year’s fourth quarter had revenue of $2.73 million. Revenue for the full-year 2016 was approximately $7 million. Preliminary results are subject to change pending the completion of the Company’s annual financial audit.

Troy Meier, Chairman and CEO of Superior Drilling Products, noted, “We had a strong second half to 2016 as the sales of our flagship tool, the Drill-N-Ream®, gained greater recognition in the marketplace, thanks to the excellent efforts of our channel partner. The rig count continues to build, providing wind to our back, as the reputation of the Drill-N-Ream and its capabilities support our expanding market share. Our tool is being standardized on the fleets of premier operators and that is driving the interests of others in the field. As a result, we believe that we are entering 2017 in a much better position than last year.”

Divesture of Non-Core Real Estate and Debt Reduction

SDP also announced the sale of non-core real estate property on February 9, 2017, for net proceeds of $2.5 million. The property had been appraised in November 2016 at $2.5 million and at the time had a net asset value of $3.3 million. As a result, a $0.8 million valuation allowance adjustment was recorded in the fourth quarter of 2016. The cash received from the sale was used to pay down the $2.5 million outstanding related loan balance for the property, reducing total debt to approximately $14.2 million and eliminating about $0.22 million in annual debt service.

The property was purchased by Superior Auto Body and Paint, LLC (“SABP”), an entity in which the Meiers have a direct ownership interest, in a related-party transaction.

Teleconference and Webcast

On March 10, 2017, the Company will release its complete financial results for the fourth quarter and full year 2016 and host a conference call and webcast. The call/webcast will be held at 10:00 a.m. Mountain Time (12:00 p.m. Eastern Time) and can be accessed on the phone at (201) 689-8470 or at the company’s website: www.sdpi.com. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, March 17, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13653292, or access the webcast replay via the Company’s website at www.sdpi.com, where a transcript will be posted once available.

- MORE -

Superior Drilling Products Announces Preliminary Fourth Quarter 2016 Revenue

August 11, 2016

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for exploration and production companies, oilfield services companies and rental tool companies.

Additional information about the Company can be found at its website: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “preliminary,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan”, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s market success with specialized tools, effectiveness of its sales efforts, success of its distribution partner, customer acceptance of the drilling technology and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the current beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, SDP’s business strategy and prospects for growth; customer acceptance of the Company’s technologies, the status of the Oil & Gas industry, cash flows and liquidity; financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by the Company in this news release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, contact investor relations:

Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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